Exhibit 5

                                February 14, 2000



Buffets, Inc.
10260 Viking Drive
Eden Prairie, Minnesota 55344

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the offering of up to 400,000 shares of Common Stock, $.01 par value (the "Shares"), of Buffets, Inc., a Minnesota corporation (the "Company"), pursuant to the Buffets, Inc. 1999 Stock Option Plan, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated by the terms of the options and the Registration Statement, the Shares will be legally issued, fully paid and nonassessable under the current laws of the State of Minnesota.

     We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Faegre & Benson LLP
                                                     -----------------------
                                                     FAEGRE & BENSON LLP